Contact: Dean Jernigan
                                 Chairman and Chief Executive Officer
                                 (901) 762-0000

             STORAGE USA ANNOUNCES NEW CHIEF FINANCIAL OFFICER AND
                       RESIGNATION OF THOMAS E. ROBINSON

        MEMPHIS, Tennessee (May 21, 1997) - Storage USA, Inc. (NYSE:SUS) announced today that Dennis A. Reeve has been named to the position of Chief Financial Officer. Mr. Reeve has been a Director of the Company since April 13, 1994 and has served as Chairman of the Audit Committee and a member of the Compensation Committee. Most recently he has been employed as President of Sparks Capital Corporation, an NASD general securities broker/dealer and an independent commodity introducing broker located in Memphis, Tennessee. For the previous 13 years Mr. Reeve was Chief Financial Officer and a member of the Board of Directors for one of the largest restaurant franchises in the United States. In addition, Christopher Marr has been named Senior Vice President, Finance and Accounting after having previously served since August 1, 1994 as Vice President, Financial Reporting and Controller.

        Dean Jernigan, Storage USA Chairman and CEO said "The entire Board of Directors of Storage USA joins me in stating how pleased we are that Dennie has agreed to devote his efforts to the Company as a full time employee. In his Board capacity, he has been playing a major role in Storage USA's growth and will now be adding significant talent and experience to our top management. We are implementing our strategy of hiring specific senior executives to position the Company for continued growth in our funds from operations per share."

        The Company also announced today the resignation of Thomas E. Robinson, President and Chief Financial Officer, who is leaving to join the Corporate Finance Department of Legg Mason Wood Walker, Inc., in Baltimore, Maryland.
Mr. Jernigan went on to say, "The Board of Directors and employees also join me in wishing Tom Robinson great success in his exciting new endeavor at Legg Mason. I am especially pleased to see him joining forces with Bob Frank, as Tom and Bob were the two people who most influenced me in the formative years before Storage USA went public in 1994."

        Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust with principal offices in Columbia, Maryland and Memphis, Tennessee, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. Of its total of 314 self-storage facilities containing approximately 20,624,000 square feet located in 31 states and the District of Columbia, the Company has 13 in development or construction to contain 953,000 square feet, owns 272 storage facilities containing 17,941,000 square feet and manages 29 facilities containing 1,730,000 square feet.

        More information, including quarterly and annual financial data and a property database, may be obtained through the Company's Web Page at http://www.sus.com.